Filed Pursuant to Rule 433
Registration File No. 333-275130
April 22, 2025

KINDER MORGAN, INC.
Pricing Term Sheet
$1,100,000,000 5.150% Senior Notes due 2030
$750,000,000 5.850% Senior Notes due 2035

Issuer:	Kinder Morgan, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2/BBB/BBB
Ratings Outlooks (Moody’s / S&P / Fitch)*:	(Stable/Positive/Stable)
Security Type:	Senior Notes
Pricing Date:	April 22, 2025
Settlement Date (T+7):	May 1, 2025
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2025	June 1 and December 1, commencing December 1, 2025
Record Dates:	May 15 and November 15	May 15 and November 15
Maturity Date:	June 1, 2030	June 1, 2035
Principal Amount:	$1,100,000,000	$750,000,000
Benchmark Treasury:	4.000% due March 31, 2030	4.625% due February 15, 2035
Benchmark Treasury Price / Yield:	100-03 / 3.978%	101-27 / 4.391%
Spread to Benchmark Treasury:	+120 bps	+150 bps
Yield to Maturity:	5.178%	5.891%
Interest Rate:	5.150%	5.850%
Price to the Public:	99.870% of the aggregate principal amount	99.684% of the aggregate principal amount

Optional Redemption:	Prior to May 1, 2030 (one month prior to the maturity date of the notes due 2030), in the case of the notes due 2030, and March 1, 2035 (three months prior to the maturity date of the notes due 2035), in the case of the notes due 2035 (the applicable date with respect to each such series of notes, the “Applicable Par Call Date”), we may redeem each series of the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the notes due 2030, and plus 25 basis points, in the case of the notes due 2035, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
CUSIP / ISIN:	49456B BB6 / US49456BBB62	49456B BC4 / US49456BBC46
Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll free at +1 (866) 807-6030 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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